November 8, 1996

The Vintage Funds
P.O. Box 6110
Indianapolis, IN  46206-6110

       Re:  Issuance of Shares of Fiduciary Value Fund

Dear Ladies and Gentlemen:

     We have acted as special counsel to The Vintage Funds, an Indiana business trust "(Vintage"), with respect to the proposed issuance by Vintage of shares (the "Shares") of the Fiduciary Value Fund (the "Value Fund"), a series of Vintage, pursuant to an Agreement and Plan of Reorganization (the "Plan") by and among Vintage, on Behalf of the Value Fund; The Laidlaw Covenant Fund (the "Covenant Fund"); Laidlaw Holdings Asset Management, Inc.; and Vintage Advisers, Inc. Pursuant to the Plan, the Value Fund will acquire all of the assets of the Covenant Fund, in exchange for which the Value Fund will assume all of the liabilities of the Covenant Fund and will issue shares in the Value Fund to holders of shares in the Covenant Fund. In connection with the Plan, Vintage has filed with the Securities and Exchange Commission a Registration Statement on Form N-14 (the "N-14") for the purpose of registering under the Securities Act of 1933, as amended (the "1933 Act"), the Shares to be issued pursuant to the Plan, and is prepared to file a pre-effective amendment to the N-14.

     For purposes of issuing the opinion set forth below, we have examined the following documents (hereinafter collectively referred to as the "Documents"):

     (1)    The form of the Plan attached hereto as Exhibit A;

     (2) The Declaration of Trust of Vintage, made as of January 30, 1995 and filed with the Secretary of State of the State of Indiana
            (the "Secretary of State") on February 1, 1995 (the "Declaration);

     (3) The By-laws of Vintage, as amended by Amendments No. 1 and 2 to the By-laws (collectively, the "By-laws");

     (4) A Certificate of Existence of Vintage issued by the Secretary of State on October 31, 1996 (the "Certificate of Existence"); and

     (5) The resolutions of the Board of Trustees of Vintage attached hereto as Exhibit B (the "Resolutions").

     In rendering the opinion set forth below, we have assumed, without investigation or verification of any kind:

     (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies;

     (b) that the parties to the Plan have been duly organized and are validly existing and in good standing under their respective jurisdictions of organization; the parties to the Plan (other than Vintage) have full power and authority to enter into, execute, deliver, receive and perform their obligations under the Plan; the entry into, execution, delivery, receipt, and performance of the Plan has been duly authorized by all requisite action on the part of the parties to the Plan (other than Vintage); the Resolutions have been duly approved and adopted by the Board of Trustees of Vintage; and the Plan will be duly entered into, executed, received and delivered by each of the parties thereto;

     (c) the execution, delivery and performance of the Plan by the parties thereto do not and will not contravene, conflict with, violate or result in the breach of any approvals, consents, licenses, permits, orders, writs, judgments, injunctions or decrees of any court, arbitrator, administrative agency or other governmental authority, or any contract or other agreement to which any of them is a party; and

     (d) that the issuance of the Shares pursuant to the Plan will comply in all respects with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable securities laws of the State of Indiana and any other applicable State.

     Based solely on our examination of the Documents, and subject to the assumptions set forth above and the limitations and qualifications set forth below, we are of the opinion that the Shares registered by the N-14 may be issued and upon receipt of the consideration therefor called for by the Plan, will be legally issued, fully paid and non-assessable.

     The opinion expressed in this letter speaks as to the documents, facts, and the law in existence as of the date hereof and at no time subsequent hereto. We express no opinion as to the effect of prior or subsequent activities of the parties to the Plan in or with respect to the State of Indiana, other than those described herein.

     The opinions expressed herein are matters of professional judgment and are not a guarantee of result. We are qualified to practice law only in the State of Indiana and do not express any opinion concerning any law other than the laws of the State of Indiana governing business trusts. No expansion of our opinions may be made by implication or otherwise. We express no opinions other than as herein expressly set forth. We do not undertake to advise you of any matter within the scope of this letter that comes to our attention after the date of this letter and disclaim any responsibility to advise you of any future changes in law or fact that may affect the opinions set forth herein.

     This letter is rendered to you in connection with the transactions described above and may not be relied upon you, or any other person, in any other context or for any other purpose. It may not be quoted in whole or in part not may copies thereof be furnished or delivered to any person without the prior written consent of this Firm, except that we hereby consent that this letter be attached to the pre-effective amendment to the N-14 to be filed with the Securities and Exchange Commission and any further amendments thereto.


                                           /S/ Ice Miller Donadio & Ryan

                                           Ice Miller Donadio & Ryan